Exhibit 10.1

MKS Instruments, Inc.

Annual Profit Improvement Bonus Plan

(as approved by the Board of Directors on February 10, 2020)

1.	Purpose:

The Annual Profit Improvement Bonus Plan (the “Profit Improvement Bonus Plan”) provides those employees of MKS Instruments, Inc. and its affiliates (“MKS” or the “Company”) who are eligible to participate in the MKS Instruments, Inc. Management and Key Employee Bonus Plan (the “Annual Bonus Plan”) for the applicable calendar year (the “Participants”) with the opportunity to benefit financially for achieving specified Company profit enhancements or cost reductions for such year (the “Performance Period”).

2.	Annualized Profitability Initiative:

In order to receive any payout under this Profit Improvement Bonus Plan, the Company must achieve specified profit enhancements or cost reductions by the end of the Performance Period. Subject to certain limitations set forth in Section 3 below, Participants will be eligible to receive the maximum payout under this Profit Improvement Bonus Plan if the Company achieves at least the then applicable annual goal (“Annual Goal”)1 (which shall be determined annually by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”)) of Annualized Profitability Initiatives by the conclusion of the Performance Period. An Annualized Profitability Initiative is defined as any profit enhancement or cost reduction program approved by the Company’s Chief Executive Officer that results, on an annualized basis, in a quantified and measured benefit to the Company’s financial performance.

3.	Determination of a Participant’s Bonus Amount:

A Participant’s payout under this Profit Improvement Bonus Plan will be determined by multiplying the Participant’s Target Bonus Amount, as defined in the Annual Bonus Plan, by a percentage equal to the dollar value of the Annualized Profitability Initiatives achieved during the Performance Period divided by 1 million. For example, if the Company achieves $13 million in Annualized Profitability Initiatives for the Performance Period, a Participant’s bonus amount under this plan would equal the Participant’s Target Bonus Amount multiplied by 13% ($13 million/$1 million). Subject to the limitation set forth below, payouts are capped when the Company achieves the then applicable Annual Goal of Annualized Profitability Initiatives. Notwithstanding the above, a Participant is only eligible to receive a payout under this plan if Company performance achievement under the Annual Bonus Plan is less than 100% for the Performance Period, and any payout under this plan shall be further capped such that a Participant’s combined payout under the Annual Bonus Plan plus this plan shall not exceed an amount equal to 100% of a Participant’s target bonus under the Annual Bonus Plan. Following the conclusion of the Performance Period, the Compensation Committee shall review and approve the Company’s performance achievement under the Annual Bonus Plan and the Company’s achievement of Annualized Profitability Initiatives under this plan.

4.	Clawback:

Any bonus payment made hereunder shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company

[1]	For 2020, the Annual Goal shall be $25 million.

clawback policy (the “Clawback Policy”) or any applicable law, as may be in effect from time to time. The Participant hereby acknowledges and consents to the Company’s application, implementation and enforcement of (i) any applicable Clawback Policy in effect at the time the Participant is notified of his or her eligibility to receive the award under this Plan and (ii) any provision of applicable law relating to cancellation, recoupment, rescission or payment of compensation, and agrees that the Company may take such actions as may be necessary to effectuate the Clawback Policy without further consideration or action.

5.	Bonus Payment Date:

Bonus payouts hereunder shall be made as soon as possible after the performance assessment has been completed with respect to the applicable Performance Period and reviewed by the Compensation Committee, but in no event later than March 15th following the applicable Performance Period.

6.	Administration:

The Profit Improvement Bonus Plan will be administered by the Compensation Committee. The Compensation Committee shall have authority to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Compensation Committee may construe and interpret the terms of the Profit Improvement Bonus Plan. The Compensation Committee may correct any defect, supply any omission or reconcile any inconsistency in the Profit Improvement Bonus Plan in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. All decisions by the Compensation Committee shall be made in the Compensation Committee’s sole discretion and shall be final and binding on all persons having or claiming any interest in this Profit Improvement Bonus Plan.

7.	Amendment and Termination:

The Compensation Committee may amend, suspend or terminate the Profit Improvement Bonus Plan or any portion thereof at any time. The Profit Improvement Bonus Plan shall remain in effect until terminated.

8.	Miscellaneous:

8.1 No Right to Employment:

In no way does participation in the Profit Improvement Bonus Plan create a contract or a right of employment.

8.2 Tax Withholding:

The Company shall have the right to deduct from all payments under the Profit Improvement Bonus Plan any federal, state or local taxes required by law to be withheld with respect to such payments.

8.3 Governing Law:

The provisions of the Profit Improvement Bonus Plan and all awards made hereunder shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the Commonwealth of Massachusetts.

8.4 Limitations on Liability:

Notwithstanding any other provisions of the Profit Improvement Bonus Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Profit Improvement Bonus Plan, nor will such individual be personally liable with respect to the Profit Improvement Bonus Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Profit Improvement Bonus Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the approval of the Company’s Board of Directors) arising out of any act or omission to act concerning the Profit Improvement Bonus Plan unless arising out of such person’s own fraud or bad faith.

8.5 Participants are Unsecured Creditors:

Participants and their heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Company by virtue of participation in the Profit Improvement Bonus Plan. The Company’s obligation under the Profit Improvement Bonus Plan shall be that of an unfunded and unsecured promise of the Company to pay money in the future.

8.6 IRC Section 409A:

The Profit Improvement Bonus Plan is intended to either be exempt from, or to comply with, all provisions of IRC Section 409A and to the maximum extent possible shall be so interpreted and administered. Without limiting the generality of the foregoing, to the extent that any amount that becomes payable to any Participant by reason of such Participant’s separation from service, as defined in the IRC Section 409A, is subject to IRC Section 409A, and that such Participant is a “specified employee” as defined in IRC Section 409A at the time of such separation from service, such amount shall not be paid until the earlier of (i) the first day of the seventh month following the month that includes the separation from service or (ii) the date of the Participant’s death. Notwithstanding the foregoing, in no event shall the Company be liable to any Participant for any tax or penalty imposed upon the Participant pursuant to IRC Section 409A or otherwise.

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